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                                                                   EXHIBIT 10.21

                                  theglobe.com
                            MERCHANDISING AGREEMENT
                                PREMIERE PARTNER

     This Premiere Partner Merchandising Agreement (the "Agreement") is made as of March 16, 1999 by and between theglobe.com, Inc., with its principal place of business at 31 West 21st Street, New York, NY 10010 ("theglobe"), and Music HQ, Inc., with its principal place of business at 118 Captains Court, Durham, NC 27712 ("Music HQ").

1.   DEFINITIONS.

     (a) "Launch Date" means the first day on which theglobe performs any of the promotions described on Exhibit A.

     (b) "Music HQ Banners" means any banner, button, text or similar ads Music HQ provides to theglobe in connection with this Agreement.

     (c) "Music HQ Content" means any content or information (including without limitation any text, music, sound, photographs, video, graphics, data or software), in any medium, provided by Music HQ to theglobe (other than Music HQ Banners).

     (d) "Music HQ Marks" means all Music HQ domain names, trademarks and logos reasonably necessary or desirable for theglobe to perform under this Agreement.

     (e) "Music HQ Pages" means the musichq.com and dvdflix.com websites as co-branded in accordance with this Agreement.

     (f) "Marks" means the Music HQ Marks or theglobe Marks, as applicable.

     (g) "Referral" means a person who accesses the Music HQ Pages.

     (h) "theglobe Marks" means all theglobe domain names, trademarks and logos reasonably necessary or desirable for Music HQ to perform under this Agreement.

     (i) "theglobe Materials" means theglobe's navigation bars, logos and other co-branding elements provided to Music HQ for incorporation on the Music HQ Pages.

     (j) "theglobe Site" means all pages under theglobe.com domain.

2.   MUSIC HQ PAGES.

     2.1 Pre-Launch Deliverables. On or before March 31, 1999, theglobe shall deliver to Music HQ the following: theglobe Materials, a media and promotional plan, and a plan for

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doing the production/design services related to integrating Music HQ's promotions into theglobe Site. In addition, theglobe shall complete such production/design services.

     2.2 Co-Branding. The Music HQ Pages shall be co-branded with theglobe Materials. The parties shall mutually agree upon the look and feel of any co-branded Music HQ Pages, specifying the location of all theglobe Materials and other branding. Music HQ may not publicly display the Music HQ Pages until such agreement has been reached and theglobe has approved Music HQ's implementation. Thereafter, without theglobe's written consent, which shall not be unreasonably withheld, Music HQ shall not change any Music HQ Pages (a) in a way that would degrade, detract from or interfere with theglobe's branding, or (b) to introduce any new third party branding on such Music HQ Pages. Unless theglobe requests otherwise, the Music HQ Pages shall contain substantially the same content and functionality as the pages under www.musichq.com and www.dvdflix.com. Music HQ shall not provide any hypertext links from the Music HQ Pages to a page outside of the Music HQ Pages except that Music HQ may provide hypertext links to all of its entertainment-oriented, wholly owned web sites. If requested by theglobe, Music HQ shall create additional branded versions of the Music HQ Pages branded with the branding of theglobe's distribution partners, which branded versions shall be implemented within 30 days and subject to approval in accordance with this Section 2.

     2.3 Content Delivery. All deliveries of theglobe Materials or Music HQ Content, as applicable, shall comply with technical standards of the recipient, as reasonably specified by the recipient.

     2.4 Referral Relations. Music HQ shall be responsible for providing all customer support regarding the Music HQ Pages and the goods and services offered on such pages, and theglobe may redirect to Music HQ any associated customer support inquiries. To the extent that Music HQ is delivering back to theglobe any information about Referrals, Music HQ's privacy policy shall make any disclosures, or obtain any Referral consent, necessary to make the disclosures about Referrals back to theglobe required by this Agreement.

     2.5 Shopping Cart. If theglobe makes its shopping cart technology universal so that it can consummate transactions across multiple merchants in theglobe network, then Music HQ shall work with theglobe to effectuate the implementation of such technology in connection with purchases from the Music HQ Pages.

3.   MARKETING.

     3.1 Promotions. On and following the Launch Date, theglobe shall provide the promotions described in Exhibit A. In the event that theglobe redesigns theglobe Site in a way that impacts such promotions, theglobe shall provide substantially similar promotions on the redesigned site.

     3.2 Exclusivity. Subject to the following qualifications and exclusions, Music HQ shall be the only company whose advertisements' content advertise the retail sale of Excluded Goods on shop.theglobe.com (or a successor area on theglobe Site which is exclusively devoted to selling goods and services to theglobe users) and www.theglobe.com. "Excluded Goods" are

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entertainment-oriented DVDs, entertainment-oriented, non-interactive music CDs and cassettes and entertainment-oriented movie videos. "Excluded Goods" do not include video games.

          (a) theglobe may run promotions and advertisements for companies and websites which sell Excluded Goods (including without limitation providing hypertext links to their associated sites which may sell Excluded Goods) so long as the applicable promotion does not mention the retail sale of Excluded Goods in the promotion. By way of example, theglobe may run a banner ad for Barnes & Noble which, in the content of the banner, promotes books, even though users who click through the banner may see promotions for or actually purchase Excluded Goods. As another example, theglobe may run promotions for SonicNet and E! which promote their sites generally, even if these sites may promote the retail sale of Excluded Goods. As another example, theglobe may not run a promotion for Disney where, in the banner, Disney promotes the sale of one of its videos.

          (b) theglobe may perform under its agreements with everycd.com and cductive.com. ***.

          (c) theglobe may perform under its agreement with grooveJam, including without limitation selling the grooveJam CDs from shop.theglobe.com.

          (d) theglobe may fulfill its currently existing banner ad campaign obligations and obligations with respect to similar promotions (including without limitation any associated keyword buys). This includes, without limitation, theglobe's obligations to Video Premiere and Big Star Entertainment. However, if these agreements come up for renewal and theglobe has the discretion whether or not to renew, theglobe shall not renew such agreements.

          (e) theglobe's relationships with companies that aggregate products or advertising for third parties are not covered unless such aggregator is exclusively or primarily in the business of retailing Excluded Goods. For example, Emaginet is permitted to deliver digital coupons on theglobe Site, and Emaginet's delivery of digital coupons for music or video to theglobe users is not covered.

          (f) Music or video-related editorial content shall not be deemed an advertisement, even if theglobe is paid to place it on theglobe Site and even if the content is accompanied by logos and links.

          (g) Areas of theglobe Site not specifically mentioned are not covered, including without limitation any co-branded sites operated by others, any emails to members and any third party operated pages framed by theglobe.

          (h) Any corporate or asset acquisitions by theglobe are not covered.

          (i) All member-created or uploaded content is not covered.

          (j) Any promotions for classified ads or auctions are not covered.

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          (k) Promotions run in conjunction with contests and sweepstakes are excluded, including if the prize is an Excluded Good.

          (l) Any promotions for any products or services which incidentally contain an Excluded Good (as part of a package) are not covered. Furthermore, the promotion or sale of any computer software, video games, or interactive media are not covered.

     3.3 Framing. theglobe in its sole discretion may frame the Music HQ Pages, and any consideration theglobe derives from such frames shall be solely theglobe's.

     3.4 Music HQ Banners. Music HQ shall deliver to theglobe any Music HQ Banners which are to be run in accordance with this Agreement. Such banners shall comply with theglobe's then-current technical standards. The terms of any insertion order or similar document regarding the Music HQ Banners are expressly rejected, except to the extent that they specify the location, timing or duration of the display of the Music HQ Banners and such terms are accepted by theglobe. Music HQ Banners shall link to the Music HQ Pages. theglobe may request that Music HQ Banners be co-branded with theglobe Marks, in which case the parties shall work together to develop a mutually acceptable implementation. theglobe may approve or reject any Music HQ Banner in its sole discretion.

4.  PAYMENT.

     4.1  ***.

     4.2  ***.

     4.3 Placement Fee. On the Launch Date and each monthly anniversary thereof, Music HQ shall pay to theglobe a nonrefundable (except as described in Exhibit A) placement fee of *** per month, paid in advance for the following month.

     4.4 Terms. Overdue payments shall accrue interest, at the lesser of 1 1/2% per month or the maximum allowable interest under applicable law, from due date until paid, and Music HQ shall pay theglobe's costs of collection (including reasonable attorneys' fees).

     4.5 Taxes. Music HQ shall pay, any sales, use or other tax related to the performance of its obligations under this Agreement.

5.   LICENSES AND STANDARDS.

     5.1 Content. Music HQ hereby grants to theglobe a non-exclusive, worldwide license to use, reproduce, create derivative works of (only as necessary to build pages in a manner consistent with this Agreement), publicly display, publicly perform and digitally perform Music HQ Banners and Music HQ Content on theglobe Site or otherwise as reasonably appropriate to advertise and promote the Music HQ Pages. Subject to the approval process in Section 2, theglobe hereby grants to Music HQ a non-exclusive, worldwide license to use, reproduce, create derivative works of (only as necessary to build Music HQ Pages), publicly display, publicly perform and digitally perform theglobe Materials on Music HQ Pages.

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     5.2  Trademarks.  Music HQ hereby grants to theglobe a non-exclusive license to use the Music HQ Marks to advertise and promote the Music HQ Pages. theglobe hereby grants to Music HQ a non-exclusive license to use theglobe Marks on the Music HQ Pages and, if requested by theglobe, in the Music HQ Banners.

     5.3 Trademark Restrictions. The Mark owner may terminate the foregoing trademark license if, in its reasonable discretion, the licensee's use of the Marks tarnishes, blurs or dilutes the quality associated with the Marks or the associated goodwill and such problem is not cured within 10 days of notice of breach; alternatively, instead of terminating the license in total, the owner may specify that certain licensee uses may not contain the Marks. Title to and ownership of the owner's Marks shall remain with the owner. The licensee shall use the Marks exactly in the form provided and in conformance with any trademark usage policies. The licensee shall not take any action inconsistent with the owner's ownership of the Marks, and any benefits accruing from use of such Marks shall automatically vest in the owner. The licensee shall not form any combination marks with the other party's Marks.

     5.4 Ownership. As between theglobe and Music HQ: (a) theglobe and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with theglobe Materials, and (b) Music HQ and its suppliers retain all rights, title and interest in and to all intellectual property rights embodied in or associated with the Music HQ Content and Music HQ Banners. There are no implied licenses under this Agreement, and any rights not expressly granted to a licensee hereunder are reserved by the licensor or its suppliers. Neither party shall exceed the scope of the licenses granted hereunder.

     5.5 Standards. Music HQ shall not provide Music HQ Banners (excluding any theglobe Marks incorporated therein at theglobe's request) or Music HQ Content, and theglobe shall not provide to Music HQ any theglobe Materials, that: (a) infringe any third party's intellectual property right or right of publicity or privacy; (b) violate any law or regulation; (c) are defamatory, obscene, harmful to minors or child pornographic; (d) contain any viruses, trojan horses, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, detrimentally interfere with, surreptitiously intercept or expropriate any system, data or personal information; or (e) are materially false, inaccurate or misleading.

     5.6 Quality Standards. Music HQ shall provide the goods and services offered from the Music HQ Pages, and any related customer and technical support, on a quality level substantially equivalent to the quality offered by Music HQ's online competitors. The category or types of goods and services offered from the Music HQ Pages as of the Effective Date shall be the same or substantially similar throughout the term of the Agreement. Music HQ shall clearly state, and shall follow the stated, warranty and refund policies. All Referrals shall be treated at least as favorably in all respects (including without limitation with respect to pricing, quality of service, and customer support responsiveness) as Music HQ treats users of the musichq.com and dvdflix.com sites.

6. INFORMATION ABOUT REFERRALS. Music HQ shall not disclose to any third parties any information or data collected from or about Referrals (including information provided by theglobe, voluntarily-disclosed information, and any information Music HQ gleans from Referrals'

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access or use of the Music HQ Pages), nor may Music HQ use such information for any purpose other than as necessary to deliver purchased goods or services to Referrals (or, for those Referrals who sign up as affiliates, to perform in accordance with Music HQ's affiliate program). Music HQ shall use at least industry-standard methods to protect the security of such Referral-related information.

7. NO WARRANTIES. EACH PARTY PROVIDES ALL MATERIALS AND SERVICES TO THE OTHER PARTY "AS IS." EACH PARTY DISCLAIMS ALL WARRANTIES AND CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION THE IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. Each party acknowledges that it has not entered into this Agreement in reliance upon any warranty or representation except those specifically set forth herein. Unless an approval process is specified herein, all deliverables provided by one party to the other shall be deemed accepted (for purposes of the UCC) when delivered.

8.   TERM AND TERMINATION.

     8.1 Term. This Agreement will become effective on the Effective Date and will continue in effect for 1 year following the Launch Date. The parties shall, during the 60 days immediately prior to expiration, negotiate in good faith to extend the term of this Agreement. However, no extension shall apply unless mutually agreed upon in writing by both parties.

     8.2 Termination for Failure to Perform. By providing written notice, a party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure that breach within 15 days after receiving written notice of the breach. In addition, by providing written notice, theglobe may terminate this Agreement, or at its option immediately suspend its promotion and other efforts hereunder, in the case of Music HQ's breach of Section 11.1.

     8.3 Effects of Termination. Upon expiration or termination, all licenses granted hereunder shall terminate unless such licenses are expressly stated as surviving. Music HQ shall promptly remove all theglobe Marks and theglobe Materials from its servers, and theglobe shall promptly remove all Music HQ Marks, Music HQ Banners and Music HQ Content from its servers. Sections 1, 4.5, 5.4, 6, 7, 8.3, 9, 10 and 11.2 to 11.9, and any obligation to pay any accrued but unpaid amounts, shall survive any expiration or termination.

9. LIABILITY LIMITS. NEITHER PARTY SHALL BE LIABLE FOR LOST PROFITS OR SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES (HOWEVER ARISING, INCLUDING NEGLIGENCE) ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF THE PARTIES ARE AWARE OF THE POSSIBILITY OF SUCH DAMAGES.

EXCEPT IN THE EVENT OF A CLAIM UNDER SECTION 10, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY IN AN AMOUNT GREATER THAN TWO TIMES THE AMOUNT MUSIC HQ ACTUALLY PAYS TO THEGLOBE HEREUNDER.

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10.  INDEMNITY.  Each party (the "Indemnifying Party") shall indemnify the other party (the "Indemnified Party") against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which the Indemnified Party may incur as a result of claims in any form by third parties arising from: (x) the Indemnifying Party's acts, omissions or misrepresentations to the extent that the Indemnifying Party is deemed an agent of the Indemnified Party, or (y) the Indemnifying Party's breach of its privacy policy. In addition, theglobe shall indemnify Music HQ against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which Music HQ may incur as a result of claims in any form by third parties arising from theglobe Materials or theglobe Marks. In addition, Music HQ shall indemnify theglobe against any and all claims, losses, costs and expenses, including reasonable attorneys' fees, which theglobe may incur as a result of claims in any form by third parties arising from Music HQ Banners (excluding theglobe Marks if applicable), Music HQ
Content, Music HQ Marks, any goods or services offered or sold from the Music HQ Pages, Music HQ's affiliate program or Music HQ's breach of Section 11.1. The foregoing obligations are conditioned on the Indemnified Party: (i) giving the Indemnifying Party written notice of the relevant claim, (ii) cooperating with the Indemnifying Party, at the Indemnifying Party's expense, in the defense of such claim, and (iii) giving the Indemnifying Party the right to control the defense and settlement of any such claim, except that the Indemnifying Party shall not enter into any settlement that affects the Indemnified Party's rights or interest without the Indemnified Party's prior written approval. The Indemnified Party shall have the right to participate in the defense at its expense.

11.  GENERAL.

     11.1 Compliance with Laws. At its own expense, Music HQ shall comply with all applicable laws and regulations regarding its performance in connection with this Agreement, including without limitation those applicable to the marketing or sale of the goods or services offered from the Music HQ Pages.

     11.2 Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of New York without giving effect to conflict of laws principles. Both parties submit to personal jurisdiction in New York and further agree that any cause of action arising under this Agreement shall be brought in a court in New York City, NY.

     11.3 Publicity. Neither party shall issue any press release or similar publicity statement regarding this Agreement without the prior approval of both parties (not to be unreasonably withheld) or as required by law. The parties shall issue the first press release jointly.

     11.4 Independent Contractors. The parties are independent contractors, and no agency, partnership, franchise, joint venture or employment relationship is intended or created by this Agreement. Neither party shall make any warranties or representations on behalf of the other party.

     11.5 Assignment. Neither party may assign its rights or delegate its duties hereunder (except to an affiliated company, or to a successor in interest in the event of a merger, sale of assets of the business to which this Agreement is related, or consolidation) without the other party's prior

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written consent, which shall not be unreasonably withheld, and any purported attempt to do so is null and void.

     11.6 Severability; Headings. If any provision herein is held to be invalid or unenforceable for any reason, the remaining provisions will continue in full force without being impaired or invalidated in any way. The parties agree to replace any invalid provision with a valid provision that most closely approximates the intent and economic effect of the invalid provision. Headings are for reference purposes only and in no way define, limit, construe or describe the scope or extent of such section.

     11.7 Force Majeure. Except as otherwise provided, if performance hereunder (other than payment) is interfered with by any condition beyond a party's reasonable control, the affected party, upon giving prompt notice to the other party, shall be excused from such performance to the extent of such condition. Each party acknowledges that website operations may be affected by numerous factors outside of a party's control.

     11.8 Notice. Any notice under this Agreement will be in writing and delivered by personal delivery, overnight courier, confirmed facsimile, confirmed email, or certified or registered mail, return receipt requested, and will be deemed given upon personal delivery, 1 day after deposit with an overnight courier, 5 days after deposit in the mail, or upon confirmation of receipt of facsimile or email. Notices will be sent to a party at its address set forth above or such other address as that party may specify in writing pursuant to this Section.

     11.9 Entire Agreement; Waiver. This Agreement sets forth the entire understanding and agreement of the parties, and supersedes any and all oral or written agreements or understandings between the parties, as to the subject matter of the Agreement. This Agreement may be changed only by a writing signed by both parties. The waiver of a breach of any provision of this Agreement will not operate or be interpreted as a waiver of any other or subsequent breach.

THEGLOBE.COM, INC.:                                MUSIC HQ:



By: /s/ Bryan J. Wiener                            By:  /s/ Eric Garrison

Name: Bryan J. Wiener                              Name:  Eric Garrison

Title: Director, Business Development              Title:  President

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                                   Exhibit A
                                  Promotions

1.   ***.

2. A Music HQ button shall be periodically rotated on the shop.theglobe.com home page.

3. theglobe shall place a search box for musichq.com on the music subtheme page on www.theglobe.com, and theglobe shall place a search box for dvdflix.com on the movie subtheme page on www.theglobe.com.

4. theglobe shall include a link to the Music HQ Site from the right hand column nav bar (under "Resources") in the Entertainment, Music, Movies and Television theme areas on www.theglobe.com.

5. Music HQ shall be the sponsor of *** sweepstakes associated with member registration and *** entertainment-related contests. Music HQ shall provide to theglobe a prize for distribution by theglobe to winners of such contests and sweepstakes. Each such prize shall have a value no less than *** and no more than ***. Music HQ shall deliver the prize to theglobe no later than 2 weeks prior to the commencement of the applicable contest/sweepstakes; and if it does not do so, theglobe may procure a suitable prize itself and invoice Music HQ for the applicable amount. The rules and operation of such contests and sweepstakes shall be determined solely by theglobe. ***.

6. theglobe shall include promotions for the Music HQ Site in its emails to members *** times during the year.

 .    theglobe shall run *** Music HQ Banners on theglobe Site each month
(commencing August 1999), broken down as follows: *** banners, *** buttons and *** text links. At least *** banners of the *** Music HQ Banners shall be displayed in the Entertainment theme area on www.theglobe.com. In the event that theglobe fails to deliver the foregoing impressions in a particular month, Music HQ's sole and exclusive remedy shall be to have theglobe continue the promotions in subsequent months until the minimum number of promotions are complete. If, at the end of the Agreement, theglobe fails to deliver all impressions promised hereunder, theglobe shall have an additional 90 days to deliver the total number of required impressions. If theglobe does not do so, theglobe shall thereafter promptly refund a prorated amount of the placement fees set forth in Section 4.3 (prorated based on the number of impressions actually delivered).

7.  ***.

8. Music HQ shall be promoted in *** Holiday/Special Section areas on a page in such area selected by theglobe as being relevant to Music HQ, and Music HQ will be included in the associated email to members.

9. Music HQ shall be promoted as the sponsor of *** entertainment-related member chats.

10.  ***.

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